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Exhibit (d)(1)(G)

JDS UNIPHASE CORPORATION 2003 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:	Award Number:	XX

XX	Date of Award:	XX

XX	Type of Award:	Restricted Stock Units

XX	Vesting Commencement Date: XX

You (the “Grantee”) have been granted a restricted stock unit award (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the JDS Uniphase Corporation 2003 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Award Agreement (the “Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Total Number of Restricted Stock Units Awarded (the “Units”): XX

Vesting Schedule:

Subject to the Grantee’s Continuous Active Service and other provisions and limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule:

All of the Units subject to the Award shall vest on the first anniversary of the Vesting Commencement Date.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

JDS Uniphase Corporation, a Delaware corporation

By:

Title:	President and Chief Executive Officer

FOR EMPLOYEES WHO ARE UNITED KINGDOM RESIDENTS - IMPORTANT - Joint Election Transferring the Liability for Secondary National Insurance Contributions Due on the Taxable Amount of the Award to the Grantee

When a UK-based grantee vests in a portion of the Award, the Grantee is liable for income tax and Primary (employee’s) Class 1 National Insurance Contributions (“NICs”) on the taxable amount. At the same time, the employer is liable for Secondary Class 1 NICs on the same taxable amount.

The grant of this Award is subject to the execution of a joint election between the Company and the Grantee (the “Election”), formally approved by the HMR&C and remaining in force thereafter, to provide for the shifting of any Secondary Class 1 NIC liability in connection with the Award from the Company and/or any employer company of the Grantee (“Subsidiary”) to the Grantee. The Election, provided to you with this Award, must be signed by you and returned to the Company.

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If additional consents and/or any elections are required to accomplish the foregoing, the Grantee agrees to provide them promptly upon request. If (i) the foregoing is not allowed under applicable law, (ii) if the Grantee does not enter into an Election, or (iii) the Election is revoked at any time by the HMR&C, the Company may rescind the Grantee’s Award.

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan. The Grantee hereby agrees that all disputes arising out of or relating to this Notice, the Plan and the Agreement shall be resolved in accordance with Section 11 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated:	Signed:

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Award Number: XX

JDS UNIPHASE CORPORATION 2003 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Issuance of Units. JDS Uniphase Corporation, a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”), the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Award Agreement (the “Agreement”) and the terms and provisions of the Company’s 2003 Equity Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

2. Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Units in the event of the Grantee’s death on the beneficiary designation form attached hereto as Exhibit A. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

3. Vesting.

(a) For purposes of this Agreement and the Notice, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

(b) The Units shall commence vesting and shall vest pursuant to the schedule within the Notice, subject to and in accordance with the terms of the Notice, this Agreement and the Plan.

4. Termination of Continuous Active Service. Except in the event of the Grantee’s change in status from an Employee to a Consultant, in which case vesting of the Units shall continue only to the extent determined by the Administrator, vesting of the Units shall cease upon the date of termination of the Grantee’s Continuous Active Service for any reason, including death or Disability. In the event the Grantee’s Continuous Active Service is terminated for any reason, including death or Disability, any unvested Units held by the Grantee immediately following such termination of Continuous Active Service shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the unvested Units and shall have all rights and interest in or related thereto without further action by the Grantee.

5. Conversion of Units and Issuance of Shares. Upon each vesting date, one share of Common Stock shall be issuable for each Unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer

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such Shares to the Grantee upon satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.

6. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

7. Certain Conditions of the Award.

(a) Compliance with Local Law. Local Law refers to the laws, rules and regulations of the country of which the Grantee is a resident. The Grantee agrees that the Grantee will not acquire shares of Common Stock pursuant to the Award or transfer, assign, sell or otherwise deal with such shares except in compliance with Local Law.

(b) Employment Conditions. In accepting the Award, the Grantee acknowledges that:

(i) Any notice period mandated under Local Law shall not be treated as Continuous Active Service for the purpose of determining the vesting of the Units; and the Grantee’s right to receive Shares in settlement of the Units after termination of service, if any, will be measured by the date of termination of the Grantee’s Continuous Active Service and will not be extended by any notice period mandated under Local Law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Grantee’s Continuous Active Service has terminated and the effective date of such termination.

(ii) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

(iii) All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

(iv) The Grantee’s participation in the Plan shall not create a right to further Continuous Active Service with the Company (or any Related Entity).

(v) The Grantee is voluntarily participating in the Plan.

(vi) The Award is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company (or any Related Entity), and which is outside the scope of the Grantee’s employment contract, if any.

(vii) The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance payments, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. This applies to any payment even in those jurisdictions requiring such payments upon termination of employment.

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(viii) In the event that the Grantee is not an employee of the Company, the Award grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore the Award grant will not be interpreted to form an employment contract with any Related Entity .

(ix) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee obtains Shares upon settlement of the Units, the value of those Shares may increase or decrease.

8. Taxes.

(a) In General. Regardless of any action taken by the Company or any Related Entity with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations in connection with the Award (the “Tax Obligations”), the Grantee acknowledges that the ultimate liability for all Tax Obligations legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and any Related Entity (a) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award, including the grant, vesting or settlement of the Units, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends and (b) do not commit and are under no obligation to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Obligations. The Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company and any Related Entity at the time such Tax Obligations arise. In this regard, the Grantee hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Grantee, and otherwise agrees to make adequate provision for withholding of all applicable Tax Obligations, if any, by the Company and each Related Entity which arise in connection with the Award. The Company shall have no obligation to process the settlement of the Award or to deliver shares until the Tax Obligations as described in this Section have been satisfied by the Grantee.

(b) Withholding in Shares. Subject to applicable law, including Local Law, the Company shall require the Grantee to satisfy the Tax Obligations by deducting from the shares of Common Stock otherwise deliverable to the Grantee in settlement of the Units a number of whole shares having a Fair Market Value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.

(c) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether U.S., federal, state or local, or according to Local Law, including any Tax Obligation, the Grantee must arrange for the satisfaction of the minimum amount of such Tax Obligation in a manner acceptable to the Company.

(i) Assignment of Sale Proceeds. Subject to compliance with applicable law, including Local Law, and the Company’s Insider Trading Policy, the Company may, in its discretion, require the Grantee to satisfy all or any portion of the Tax Obligations in accordance with the procedures, instructions and forms approved and established by the

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Company providing for the assignment and delivery to the Company the proceeds of a sale with respect to some or all of the Shares being acquired upon settlement of Units. The Grantee may also be required to deliver to the Company the proceeds of a sale for some or all of the Shares acquired upon settlement of the Units according to the procedures set forth in clauses (ii) and (iii) below.

(ii) By Sale of Shares. Unless the Grantee determines (or is required) to satisfy the Tax Obligation by some other means in accordance with clause (ii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Obligations. Such Shares will be sold on the day such Tax Obligations arise (e.g., a vesting date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Obligations, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Obligations. Accordingly, the Grantee agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Obligations that are not satisfied by the sale of Shares described above.

(iii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days before any Tax Obligations arise (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Obligations by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Obligations by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

(d) Right to Retain Shares. The Company may refuse to issue any Shares to the Grantee until the Grantee satisfies the Tax Obligations. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to the Grantee, Shares or cash having a value sufficient to satisfy the Tax Obligations.

9. Entire Agreement: Governing Law. The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain

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effective and shall remain enforceable. Notwithstanding any provision of this Agreement or the Plan to the contrary, the Administrator may amend this Agreement, either retroactively or prospectively, without the consent of the Grantee, if the Administrator determines in its discretion that such amendment is required or advisable for this Agreement and the Award to satisfy or comply with or meet the requirements of U.S., federal, state or local, or other requirements in accordance with Local Law.

10. Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

11. Dispute Resolution. The provisions of this Section 11 shall be the exclusive means of resolving disputes arising out of or relating to the Notice, the Plan and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Notice, the Plan and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Mateo) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 11 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

12. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

13. No Effect on Terms of Service. The Units subject to the Award shall vest, if at all, only during the period of the Grantee’s Continuous Active Service (not through the act of being hired, being granted the Award or acquiring Shares hereunder) and the Award has been granted as an inducement for the Grantee to remain in such Continuous Active Service and as an incentive for increased efforts on behalf of the Company and its Affiliates by the Grantee during the period of his or her Continuous Active Service. Nothing in the Notice, the Agreement, or the Plan shall confer upon the Grantee any right with respect to future restricted stock unit grants or continuation of Grantee’s Continuous Active Service (even if Awards have been granted

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repeatedly in the past), nor shall it interfere in any way with the Grantee’s right or the right of the Grantee’s employer to terminate Grantee’s Continuous Active Service at any time, with or without cause, and with or without notice. Unless the Grantee has a written employment agreement with the Company to the contrary, Grantee’s status is at will. The Grantee shall not have and waives any and all rights to compensation or damages as a result of the termination of the Grantee’s employment with the Company or the Grantee’s employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements or claimed rights or entitlements under the Plan, or (ii) the Grantee’s ceasing to be entitled to any purchase rights or shares or any other rights under the Plan. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived the Grantee’s entitlement to pursue such a claim.

14. Data Privacy Consent. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this document by and among the Company and each Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(a) The Grantee understands that the Company (or any Related Entity) holds certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon settlement of the Units. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Grantee’s local human resources representative.

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15. Electronic Documents. The Plan documents, including this Agreement, may be delivered and executed electronically.

16. Documents in English. The Plan documents, including this Agreement, are in English, and if the Grantee requires a translation of the documents into a language other than English, Grantee will be responsible for arranging for accurate translations. If the documents are translated into a language other than English and if the translated versions are different front the English versions, the English versions will take precedence.

17. Addendum. Notwithstanding any provisions in the Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to the Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of the Agreement.

END OF AGREEMENT

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JDS UNIPHASE CORPORATION 2003 EQUITY INCENTIVE PLAN

COUNTRY ADDENDUM

RESTRICTED STOCK UNIT AWARD AGREEMENT

The additional terms and conditions set forth below are specifically incorporated into the Restricted Stock Unit Award Agreement. These terms and conditions govern the Award granted to the Grantee under the Plan if the Grantee resides in one of the countries listed below. Due to the complexities of legal, regulatory and tax issues, if the Grantee is resident or working outside of the United States, the Grantee is urged to consult with his or her own personal tax and legal advisors regarding the Award and the sale of Stock acquired by the Grantee under the Plan. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or the Restricted Stock Unit Award Agreement.

BRAZIL

Compliance Notice

By accepting the Award, the Grantee agres to comply with all applicable Brazilian laws and pay any and all applicable Tax Obligations. The Grantee agrees that, for all legal purposes, (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Grantee’s employment; (ii) the Plan is not a part of the terms and conditions of the Grantee’s employment; and (iii) the income from the Award, if any, is not part of the Grantee’s remuneration from employment.

CANADA

Manner of Satisfying Tax Obligations

Due to Canadian tax law, the Grantee is prohibited from tendering shares of the Company’s Stock to satisfy the Tax Obligations in connection with the Award.

HONG KONG

Securities Law Notice

Warning: The Awards and any shares of Stock issued upon vesting of the Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates. The Plan, the Restricted Stock Unit Award Agreement, including this Addendum, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. This Agreement and the incidental communication materials are intended only for the personal use of each eligible Grantee and not for distribution to any other persons. If the Grantee has any doubt about any of the contents of this Agreement or the Plan, the Grantee should obtain independent professional advice.

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INDIA

Exchange Control Information

The Grantee must repatriate all proceeds received from the sale of Stock to India within a reasonable time following the sale (i.e., within 90 days). The Grantee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Grantee’s employer requests proof of repatriation. It is the Grantee’s responsibility to comply with applicable exchange control laws in India.

ISRAEL

Immediate Sale of Shares

By accepting the Award, the Grantee acknowledges and agrees that the immediate sale of the Shares issued upon the vesting of each Award is required unless the Company, in its sole discretion, determines otherwise. Such Shares will be transferred to a brokerage firm designated by the Company (the “Brokerage Firm”). The Brokerage Firm, on the Grantee’s behalf, may thereafter immediately sell the Shares at the prevailing market price, subject to applicable withholding and fees and any process for the sale set forth by the Company, and deliver the remainder to the Company or its designee, which would then remit such amount to a designated account for payment to the Grantee. As a result of the immediate sale of Shares as set forth in this Addendum, no Shares would be delivered to the Grantee, and the Grantee would not have any resulting rights as a shareholder of the Company.

NETHERLANDS

Notification for Dutch Employees

The Grantee has been granted Awards under the Plan, pursuant to which the Grantee may acquire shares of Stock. The Grantee should be aware of the Dutch insider trading rules, which may affect the sale of Stock under the Plan. In particular, the Grantee may be prohibited from effecting certain share transactions if the Grantee has insider information regarding the Company. Below is a discussion of the applicable restrictions. The grantee is advised to read the discussion carefully to determine whether the insider rules could apply to the Grantee. If it is uncertain whether the insider rules apply, the Company recommends that the Grantee consult with a legal advisor. The Company shall not be held liable if the Grantee violates the Dutch insider trading rules. The grantee is responsible for ensuring compliance with these rules.

Prohibition Against Insider Trading. Dutch securities laws prohibit insider trading. Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to

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which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch Affiliate who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Affiliate may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information.

By entering into the Agreement and participating in the Plan, the Grantee acknowledges having read and understood the notification above and acknowledge that it is the Grantee’s responsibility to comply with the Dutch insider trading rules, as discussed herein.

SINGAPORE

Securities Law Notice

The Awards and the shares of Stock to be purchased under the Plan are offered on a private basis and are therefore exempt from registration in Singapore.

SPAIN

Exchange Control Notification

The Grantee understands that to participate in the Plan, the Grantee must comply with exchange control regulations in Spain. In this regard, the Grantee acknowledges that if the Grantee receives cash dividends or cash proceeds from the sale of Stock, the Grantee must comply with all applicable foreign exchange regulations and notification requirements and provide any required information to the local financial institution through which the Grantee transfers the funds.

If the Grantee acquires Stock under the Plan and wishes to transfer the share certificates to Spain, the Grantee acknowledges that the Grantee must declare the importation of such securities to the Dirección General de Política Comercial e Inversiones Exteriores, (i.e., the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of Economy).

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EXHIBIT A

JDS Uniphase Corporation

Restricted Stock Unit Beneficiary Designation

In the event of my death prior to the settlement of my currently outstanding or subsequently issued restricted stock units (the “Units”) under any existing or subsequently adopted equity incentive plan of JDS Uniphase Corporation or its successor in interest (the “Company”) (whether adopted by the Company or assumed by the Company in connection with a merger, acquisition or other similar transaction) or issued to me by the Company outside of any such equity plan, and in lieu of disposing of my interest,1 if any, in the Units at the time of my death by my will or the laws of intestate succession, I hereby designate the following persons as Primary Beneficiary(ies) and Contingent Beneficiary(ies) of my interest in the Units:

Primary Beneficiary(ies) (Select only one of the three alternatives)

	☐ (a) Individuals and/or Charities	% Share

1)	Name

Address

2)	Name

Address

3)	Name

Address

4)	Name

Address

☐ (b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

[1]

A married grantee whose Units are community property may dispose only of his or her own interest in the Units. In such cases, the grantee’s spouse may (a) consent to the grantee’s designation by signing the Spousal Consent or (b) designate the grantee or any other person(s) as the beneficiary(ies) of his or her interest in the Units on a separate Beneficiary Designation.

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☐ (c) Living Trust
(or any successor), as Trustee of the
(print name of present trustee)
Trust, dated
(print name of trust)		(fill in date trust was established)

Contingent Beneficiary(ies) (Select only one of the three alternatives)

	☐ (a) Individuals and/or Charities	% Share

1)	Name

Address

2)	Name

Address

3)	Name

Address

4)	Name

Address

☐ (b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

☐ (c) Living Trust
(or any successor), as Trustee of the
(print name of present trustee)
Trust, dated
(print name of trust)		(fill in date trust was established)

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Should all the individual Primary Beneficiary(ies) fail to survive me or if the trust named as the Primary Beneficiary does not exist at my death (or no will of mine containing a residuary trust is admitted to probate within six months of my death), the Contingent Beneficiary(ies) shall be entitled to my interest in the Units for the shares indicated. Should any individual beneficiary fail to survive me or a charity named as a beneficiary no longer exist at my death, such beneficiary’s share shall be divided among the remaining named Primary or Contingent Beneficiaries, as appropriate, in proportion to the percentage shares I have allocated to them. In the event that no Individual Primary Beneficiary(ies) or Contingent Beneficiary(ies) survives me, no trust (excluding a residuary testamentary trust) or charity named as a Primary Beneficiary or Contingent Beneficiary exists at my death, and no will of mine containing a residuary trust is admitted to probate within six months of my death, then my interest in the Units shall be disposed of by my will or the laws of intestate succession, as applicable.

This Beneficiary Designation is effective until I file another such designation with JDS Uniphase Corporation. Any previous Beneficiary Designations are hereby revoked.

Submitted by:	Accepted by:

☐ Grantee ☐ Grantee’s Spouse	JDS Uniphase Corporation

By:
(Signature)
Its:

Date:	Date:

Spousal Consent for Units that are Community Property (necessary if separate beneficiary designation is not filed by Spouse):

I hereby consent to this Beneficiary Designation and agree that this designation of beneficiaries provided herein shall apply to my community property interest in the Units. This consent does not apply to any subsequent Beneficiary Designation which may be filed by my spouse. This consent may be revoked by me at any time, whether by filing a Beneficiary Designation disposing of my interest in the Units or by filing a written notice of revocation with the Company.

(Signature of Spouse)

Date:

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For Use Outside of U.S., China and France

Spousal Consent for Units that are not Community Property (necessary if beneficiary is other than Spouse):

I hereby consent to this Beneficiary Designation. This consent does not apply to any subsequent Beneficiary Designation which may be filed by my spouse.

(Signature of Spouse)

Date:

4